Exhibit 99.2

NAVIENT REPORTS SECOND-QUARTER 2022 FINANCIAL RESULTS

WILMINGTON, Del., July 26, 2022 — Navient (Nasdaq: NAVI) today released its second-quarter 2022 financial results.

OVERALL RESULTS

•   GAAP net income of $180 million ($1.22 diluted earnings per share).

•   Adjusted Core Earnings(1) diluted earnings per share of $0.92.

•   Core Earnings(1) of $134 million ($0.91 diluted earnings per share).

SIGNIFICANT ITEMS	• Second-quarter 2022 GAAP and Core Earnings results included: ○ Regulatory expenses of $2 million ($0.01 diluted loss per share).

CEO COMMENTARY – “This quarter’s strong results showcase our ability to successfully meet the needs of our clients and customers, even in a challenging and volatile economic environment,” said Jack Remondi, president and CEO of Navient. “Our planning for the higher- and rising-rate market with both interest-rate hedges and prefunding liquidity have delivered stable margins. Credit performance remains strong, reflecting our data-driven underwriting skills and our overall efforts to improve the stability of our franchise. And our ongoing product and technology investments have helped our teams deliver the innovative products and solutions that our customers and clients value.”

SECOND-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $110 million. • FFELP net interest margin of 1.11%.
CONSUMER LENDING SEGMENT	• Net income of $71 million. • Originated $420 million of Private Education Loans. • Private Education Loan delinquency rate of 4.1% remains below pre-pandemic levels.
BUSINESS PROCESSING SEGMENT	• EBITDA(1) of $14 million. • Revenue of $87 million.
CAPITAL

•   Adjusted tangible equity ratio(1) of 7.5%.

•   Repurchased $105 million of common shares. $780 million common share repurchase authority remains outstanding.

•   Paid $23 million in common stock dividends.

FUNDING & LIQUIDITY	• Issued $715 million in term ABS.
EXPENSES	• Adjusted Core Earnings expenses(1) of $188 million.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns FFELP Loans and performs servicing and asset recovery services for this loan portfolio, as well as for FFELP Loans owned by other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q22	1Q22	2Q21

Net interest income	$146	$139	$141
Provision for loan losses	—	—	—
Other revenue	23	29	61

Total revenue	169	168	202
Expenses	25	28	55

Pre-tax income	144	140	147

Net income	$110	$107	$113

Segment net interest margin	1.11%	1.04%	.97%
FFELP Loans:
FFELP Loan spread	1.19%	1.11%	1.03%
Provision for loan losses	$—	$—	$—
Charge-offs	$10	$7	$5
Charge-off rate	.09%	.07%	.04%
Greater than 30-days delinquency rate	15.9%	13.5%	8.3%
Greater than 90-days delinquency rate	7.4%	6.4%	3.8%
Forbearance rate	13.1%	12.9%	13.9%
Average FFELP Loans	$50,534	$52,258	$56,649
Ending FFELP Loans, net	$49,214	$51,013	$55,550

(Dollars in billions)
Total federal loans serviced(1)	$57	$59	$283

(1)	Closed on the novation and transfer of our ED servicing contract to a third party in October 2021. As of June 30, 2022, we serviced $57 billion in FFELP (federally guaranteed) loans.

DISCUSSION OF RESULTS — 2Q22 vs. 2Q21

•	Net income was $110 million compared to $113 million.

•	Net interest income increased $5 million, primarily due to an increase in the net interest margin, partially offset by the natural paydown of the portfolio.

•

Provision for loan losses was unchanged at $0. The increase in charge-offs and delinquencies and the decrease in forbearances detailed below was expected as loans returned to repayment after pandemic relief.

○	Charge-offs were $10 million compared to $5 million.

○	Delinquencies greater than 30 days were $6.5 billion compared to $3.8 billion.

○	Forbearances were $6.2 billion compared to $7.4 billion.

•	Other revenue decreased $38 million which was primarily a result of the transfer of the ED servicing contract to a third party in October 2021.

•	Expenses were $30 million lower primarily as a result of the decrease in other revenue discussed above.

CONSUMER LENDING

In this segment, Navient owns, originates, acquires and services consumer loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q22	1Q22	2Q21

Net interest income	$142	$152	$158
Provision for loan losses	18	16	(1)
Other revenue	4	3	5

Total revenue	128	139	164
Expenses	35	35	39

Pre-tax income	93	104	125

Net income	$71	$79	$96

Segment net interest margin	2.66%	2.80%	2.95%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	2.80%	2.97%	3.18%
Provision for loan losses	$18	$16	$(1)
Charge-offs	$70	$69	$35
Charge-off rate	1.40%	1.38%	.71%
Greater than 30-days delinquency rate	4.1%	4.0%	2.6%
Greater than 90-days delinquency rate	2.0%	1.6%	1.0%
Forbearance rate	1.5%	2.0%	3.0%
Average Private Education Loans	$20,856	$21,157	$20,730
Ending Private Education Loans, net	$19,668	$20,088	$19,725
Private Education Refinance Loans:
Charge-offs	$4	$6	$2
Greater than 90-days delinquency rate	.1%	.1%	—%
Average Private Education Refinance Loans	$10,119	$10,084	$8,271
Ending Private Education Refinance Loans, net	$9,905	$9,995	$8,393
Private Education Refinance Loan originations	$374	$941	$1,285

DISCUSSION OF RESULTS — 2Q22 vs. 2Q21

•	Originated $420 million of Private Education Loans compared to $1.3 billion.

•	Net income was $71 million compared to $96 million.

•

Net interest income decreased $16 million primarily due to the increase in the relative proportion of the higher quality, lower yielding Private Education Refinance Loan portfolio compared to the non-refinance loan portfolio.

•

Provision for loan losses increased $19 million. The provision for loan losses of $18 million in the current period included $7 million of provision in connection with loan originations and $11 million related to an increase in expected losses for the overall portfolio. The negative provision of $(1) million in the year-ago quarter was comprised of $13 million of provision related to loan originations less the reversal of both $5 million of allowance for loan losses in connection with the sale of approximately $30 million of Private Education Loans as well as $9 million related to a decrease in expected losses for the overall portfolio. The increase in charge-offs and delinquencies and the decrease in forbearances detailed below was expected as loans returned to repayment after pandemic relief.

○	Charge-offs were $70 million compared to $35 million.

○	Private Education Loan delinquencies greater than 90 days: $401 million, up $208 million from $193 million.

○	Private Education Loan delinquencies greater than 30 days: $822 million, up $317 million from $505 million.

○	Private Education Loan forbearances: $303 million, down $303 million from $606 million.

•	Expenses decreased $4 million.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q22	1Q22	2Q21

Revenue from government services	$53	$49	$66
Revenue from healthcare services	34	45	64

Total fee revenue	87	94	130
Expenses	74	76	92

Pre-tax income	13	18	38

Net income	$10	$14	$29

EBITDA(1)	$14	$19	$40
EBITDA margin(1)	16%	20%	30%

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see pages 18 – 28.

DISCUSSION OF RESULTS — 2Q22 vs. 2Q21

•	Net income was $10 million compared to $29 million.

•

Revenue decreased $43 million, or 33%, primarily due to the expected $46 million reduction in revenue from the wind-down of the pandemic-related contracts, which was partially offset by a $3 million increase in revenue from services we performed for our traditional government and healthcare services clients.

•	EBITDA was $14 million, down $26 million, or 65%. The decrease in EBITDA was primarily the result of the revenue decrease discussed above.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2021 (filed with the SEC on February 25, 2022).

Navient will hold a live audio webcast tomorrow, July 27, 2022, at 8 a.m. ET, hosted by Jack Remondi, president and CEO, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the continuing impact of the COVID-19 pandemic, including changes in the macroeconomic environment, restrictions on business, individual or travel activities intended to slow the spread of the pandemic and volatility in market conditions resulting from the pandemic including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations of current laws, rules or regulations or future laws, executive orders or other policy initiatives which operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs which may increase the prepayment rates on education loans and accelerate repayment of the bonds in our securitization trusts; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches or litigation; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions, including the potential impact of persistent inflation; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2021, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, health care and government. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Jen Earyes, 703-984-6801, jen.earyes@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			SIX MONTHS ENDED
(In millions, except per share data)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
GAAP Basis
Net income	$180	$255	$185	$435	$555
Diluted earnings per common share	$1.22	$1.67	$1.05	$2.90	$3.08
Weighted average shares used to compute diluted earnings per share	147	153	176	150	180
Return on assets	.96%	1.34%	.91%	1.15%	1.35%

Core Earnings Basis(1)
Net income(1)	$134	$135	$165	$269	$469
Diluted earnings per common share(1)	$.91	$.88	$.94	$1.79	$2.61
Adjusted diluted earnings per common share(1)	$.92	$.90	$.98	$1.82	$2.71
Weighted average shares used to compute diluted earnings per share	147	153	176	150	180
Net interest margin, Federal Education Loan segment	1.11%	1.04%	.97%	1.08%	.97%
Net interest margin, Consumer Lending segment	2.66%	2.80%	2.95%	2.73%	2.97%
Return on assets	.72%	.71%	.81%	.71%	1.14%

Education Loan Portfolios
Ending FFELP Loans, net	$49,214	$51,013	$55,550	$49,214	$55,550
Ending Private Education Loans, net	19,668	20,088	19,725	19,668	19,725

Ending total education loans, net	$68,882	$71,101	$75,275	$68,882	$75,275

Average FFELP Loans	$50,534	$52,258	$56,649	$51,391	$57,360
Average Private Education Loans	20,856	21,157	20,730	21,006	21,433

Average total education loans	$71,390	$73,415	$77,379	$72,397	$78,793

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see the section titled “Non-GAAP Financial Measures — Core Earnings” at pages 18 – 28.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				June 30, 2022 vs. March 31, 2022		June 30, 2022 vs. June 30, 2021
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	June 30, 2022	March 31, 2022	June 30, 2021	$	%	$	%
Interest income:
FFELP Loans	$410	$349	$365	$61	17%	$45	12%
Private Education Loans	277	276	295	1	—	(18)	(6)
Cash and investments	5	1	1	4	400	4	400

Total interest income	692	626	661	66	11	31	5
Total interest expense	371	289	339	82	28	32	9

Net interest income	321	337	322	(16)	(5)	(1)	—
Less: provisions for loan losses	18	16	(1)	2	13	19	1,900

Net interest income after provisions for loan losses	303	321	323	(18)	(6)	(20)	(6)
Other income (loss):
Servicing revenue	17	18	50	(1)	(6)	(33)	(66)
Asset recovery and business processing revenue	88	97	142	(9)	(9)	(54)	(38)
Other income (loss)	7	10	4	(3)	(30)	3	75
Gains on sales of loans	—	—	2	—	—	(2)	(100)
Losses on debt repurchases	—	—	(12)	—	—	12	(100)
Gains (losses) on derivative and hedging activities, net	22	98	(10)	(76)	(78)	32	320

Total other income (loss)	134	223	176	(89)	(40)	(42)	(24)
Expenses:
Operating expenses	190	205	252	(15)	(7)	(62)	(25)
Goodwill and acquired intangible asset impairment and amortization expense	3	4	5	(1)	(25)	(2)	(40)
Restructuring/other reorganization expenses	—	3	2	(3)	(100)	(2)	(100)

Total expenses	193	212	259	(19)	(9)	(66)	(25)

Income before income tax expense	244	332	240	(88)	(27)	4	2
Income tax expense	64	77	55	(13)	(17)	9	16

Net income	$180	$255	$185	$(75)	(29)%	$(5)	(3)%

Basic earnings per common share	$1.23	$1.69	$1.07	$(.46)	(27)%	$.16	15%

Diluted earnings per common share	$1.22	$1.67	$1.05	$(.45)	(27)%	$.17	16%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	SIX MONTHS ENDED June 30,		Increase (Decrease)
(In millions, except per share data)	2022	2021	$	%
Interest income:
FFELP Loans	$759	$737	$22	3%
Private Education Loans	553	614	(61)	(10)
Cash and investments	6	1	5	500

Total interest income	1,318	1,352	(34)	(3)
Total interest expense	660	667	(7)	(1)

Net interest income	658	685	(27)	(4)
Less: provisions for loan losses	34	(88)	122	139

Net interest income after provisions for loan losses	624	773	(149)	(19)
Other income (loss):
Servicing revenue	36	102	(66)	(65)
Asset recovery and business processing revenue	185	281	(96)	(34)
Other income (loss)	16	5	11	220
Gains on sales of loans	—	78	(78)	(100)
Losses on debt repurchases	—	(12)	12	(100)
Gains (losses) on derivative and hedging activities, net	120	26	94	362

Total other income (loss)	357	480	(123)	(26)
Expenses:
Operating expenses	395	510	(115)	(23)
Goodwill and acquired intangible asset impairment and amortization expense	7	10	(3)	(30)
Restructuring/other reorganization expenses	3	8	(5)	(63)

Total expenses	405	528	(123)	(23)

Income before income tax expense	576	725	(149)	(21)
Income tax expense	141	170	(29)	(17)

Net income	$435	$555	$(120)	(22)%

Basic earnings per common share	$2.93	$3.12	$(.19)	(6)%

Diluted earnings per common share	$2.90	$3.08	$(.18)	(6)%

Dividends per common share	$.32	$.32	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	June 30, 2022	March 31, 2022	June 30, 2021
Assets
FFELP Loans (net of allowance for losses of $245, $255 and $277, respectively)	$49,214	$51,013	$55,550
Private Education Loans (net of allowance for losses of $921, $964 and $976, respectively)	19,668	20,088	19,725
Investments	201	210	313
Cash and cash equivalents	976	708	1,453
Restricted cash and cash equivalents	2,460	2,506	2,309
Goodwill and acquired intangible assets, net	718	722	726
Other assets	2,828	2,911	3,272

Total assets	$76,065	$78,158	$83,348

Liabilities
Short-term borrowings	$4,609	$3,802	$4,068
Long-term borrowings	67,738	70,825	75,814
Other liabilities	791	701	754

Total liabilities	73,138	75,328	80,636

Commitments and contingencies
Equity
Series A Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 461 million, 461 million and 458 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,305	3,302	3,268
Accumulated other comprehensive income (loss), net of tax	30	(19)	(209)
Retained earnings	4,323	4,167	3,828

Total Navient Corporation stockholders’ equity before treasury stock	7,662	7,454	6,891
Less: Common stock held in treasury: 319 million, 312 million and 290 million shares, respectively	(4,735)	(4,630)	(4,190)

Total Navient Corporation stockholders’ equity	2,927	2,824	2,701
Noncontrolling interest	—	6	11

Total equity	2,927	2,830	2,712

Total liabilities and equity	$76,065	$78,158	$83,348

COMPARISON OF 2022 RESULTS WITH 2021

Three Months Ended June 30, 2022 Compared with Three Months Ended June 30, 2021

For the three months ended June 30, 2022, net income was $180 million, or $1.22 diluted earnings per common share, compared with net income of $185 million, or $1.05 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $1 million, primarily as a result of the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios. Partially offsetting this decrease was the growth in the Private Education Refinance Loan portfolio as a result of both an increase in the portfolio size as well as an increase in the net interest margin.

•	Provisions for loan losses increased $19 million from $(1) million to $18 million:

○	The provision for FFELP loan losses remained unchanged at $0.

○	The provision for Private Education Loan losses increased $19 million from $(1) million to $18 million.

The provision for loan losses of $18 million in the current period included $7 million of provision in connection with loan originations and $11 million related to an increase in expected losses for the overall portfolio. The negative provision of $(1) million in the year-ago quarter was primarily related to $13 million of provision primarily related to loan originations less the reversal of both $5 million of allowance for loan losses in connection with the sale of approximately $30 million of Private Education Loans as well as $9 million related to a decrease in expected losses for the overall portfolio.

•

Servicing revenue decreased $33 million primarily related to the transfer of the servicing contract for 5.6 million ED owned student loan accounts from Navient to a third party in October 2021. As a result, Navient no longer is a party to the ED servicing contract. To aid in the transition, Navient will provide certain services in 2022 to the third party through a transition services agreement.

•

Asset recovery and business processing revenue decreased $54 million primarily as a result of a $43 million decrease in revenue earned in our Business Processing segment, primarily due to the expected wind-down of the pandemic-related contracts, which was partially offset by an increase in revenue from services we perform for our traditional government and healthcare services clients.

•	Losses on debt repurchases decreased $12 million. We repurchased $692 million of debt at a $12 million loss in the year-ago quarter. There were no debt repurchases in the current period.

•

Net gains on derivative and hedging activities increased $32 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of derivative instruments including Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $2 million and $8 million in the second quarters of 2022 and 2021, respectively, operating expenses were $188 million and $244 million in the second quarters of 2022 and 2021, respectively. This $56 million decrease was primarily related to no longer being a party to the ED servicing contract as well as the decline in Business Processing segment revenue.

We repurchased 6.9 million and 11.8 million shares of our common stock during the second quarters of 2022 and 2021, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 29 million common shares (or 16%) from the year-ago period.

Six Months Ended June 30, 2022 Compared with Six Months Ended June 30, 2021

For the six months ended June 30, 2022, net income was $435 million, or $2.90 diluted earnings per common share, compared with net income of $555 million, or $3.08 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $27 million, primarily as a result of the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios, as well as the $1.6 billion of Private Education Loans sales in first-quarter 2021. Partially offsetting this decrease was the growth in the Private Education Refinance Loan portfolio as a result of both an increase in the portfolio size as well as an increase in the net interest margin.

•	Provisions for loan losses increased $122 million from $(88) million to $34 million:

○	The provision for FFELP loan losses remained unchanged at $0.

○	The provision for Private Education Loan losses increased $122 million from $(88) million to $34 million.

The provision for loan losses of $34 million in the current period included $18 million of provision in connection with loan originations and $16 million related to an increase in expected losses for the overall portfolio. The provision for loan losses in the current period primarily related to loan originations. The negative provision of $(88) million in the year-ago period was primarily related to the reversal of both $107 million of allowance for loan losses in connection with the sale of approximately $1.6 billion of Private Education Loans discussed below and $10 million related to a decrease in expected losses for the overall portfolio, partially offset by $29 million of provision primarily related to loan originations.

•

Servicing revenue decreased $66 million primarily related to the transfer of the servicing contract for 5.6 million ED owned student loan accounts from Navient to a third party in October 2021. As a result, Navient no longer is a party to the ED servicing contract. To aid in the transition, Navient will provide certain services in 2022 to the third party through a transition services agreement (see discussion below related to “Other income”).

•

Asset recovery and business processing revenue decreased $96 million primarily as a result of a $74 million decrease in revenue earned in our Business Processing segment, primarily due to the expected wind-down of the pandemic-related contracts, which was partially offset by an increase in revenue from services we perform for our traditional government and healthcare services clients.

•	Other income increased $11 million primarily related to the transition services being performed in connection with the transfer of the ED servicing contract to a third party, as discussed above.

•

Gains on sales of loans decreased $78 million in connection with the sale of approximately $1.6 billion of Private Education Loans in first-quarter 2021. There was a $13 million gain related to derivatives that were used to hedge this transaction that did not qualify for hedge accounting. As a result, this gain related to the derivatives was included as a part of “gains (losses) on derivative and hedging activities, net” on the income statement. There were no such sales in the current period.

•	Losses on debt repurchases decreased $12 million. We repurchased $717 million of debt at a $12 million loss in the year-ago period. There were no debt repurchases in the current period.

•

Net gains on derivative and hedging activities increased $94 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of derivative instruments including Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $3 million and $16 million in the six months ended June 30, 2022 and 2021, respectively, operating expenses were $392 million and $494 million in the six months ended June 30, 2022 and 2021, respectively. This $102 million decrease was primarily related to no longer being a party to the ED servicing contract as well as the decline in Business Processing segment revenue.

•

During the six months ended June 30, 2022 and 2021, respectively, the Company incurred $3 million and $8 million, respectively of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency.

We repurchased 13.1 million and 19.9 million shares of our common stock during the six months ended June 30, 2022 and 2021, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 30 million common shares (or 17%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	June 30, 2022		March 31, 2022		June 30, 2021
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$348		$377		$403
Loans in forbearance(2)	303		418		606
Loans in repayment and percentage of each status:
Loans current	19,116	95.9%	19,447	96.0%	19,187	97.4%
Loans delinquent 31-60 days(3)	269	1.3	290	1.4	208	1.1
Loans delinquent 61-90 days(3)	152	.8	206	1.0	104	.5
Loans delinquent greater than 90 days(3)	401	2.0	314	1.6	193	1.0

Total Private Education Loans in repayment	19,938	100%	20,257	100%	19,692	100%

Total Private Education Loans, gross	20,589		21,052		20,701
Private Education Loan allowance for losses	(921)		(964)		(976)

Private Education Loans, net	$19,668		$20,088		$19,725

Percentage of Private Education Loans in repayment		96.8%		96.2%		95.1%

Delinquencies as a percentage of Private Education Loans in repayment		4.1%		4.0%		2.6%

Loans in forbearance as a percentage of loans in repayment and forbearance		1.5%		2.0%		3.0%

Cosigner rate(4)		33%		34%		39%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for second-quarter 2022, first-quarter 2022 and second-quarter 2021.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	June 30, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$255	$964	$1,219
Total provision	—	18	18
Charge-offs(1)	(10)	(70)	(80)
Decrease in expected future recoveries on charged-off loans(2)	—	9	9

Allowance at end of period	245	921	1,166
Plus: expected future recoveries on charged off loans(2)	—	312	312

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$245	$1,233	$1,478

Net charge-offs as a percentage of average loans in repayment (annualized)	.09%	1.40%
Allowance coverage of charge-offs (annualized)(3)	6.4	4.4
Allowance as a percentage of the ending total loan balance(3)	.5%	6.0%
Allowance as a percentage of ending loans in repayment(3)	.6%	6.2%
Ending total loans	$49,459	$20,589
Average loans in repayment	$42,163	$20,162
Ending loans in repayment	$41,168	$19,938

	QUARTER ENDED
	March 31, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$262	$1,009	$1,271
Total provision	—	16	16
Charge-offs(1)	(7)	(69)	(76)
Decrease in expected future recoveries on charged-off loans(2)	—	8	8

Allowance at end of period	255	964	1,219
Plus: expected future recoveries on charged off loans(2)	—	321	321

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$255	$1,285	$1,540

Net charge-offs as a percentage of average loans in repayment (annualized)	.07%	1.38%
Allowance coverage of charge-offs (annualized)(3)	8.8	4.6
Allowance as a percentage of the ending total loan balance(3)	.5%	6.1%
Allowance as a percentage of ending loans in repayment(3)	.6%	6.3%
Ending total loans	$51,268	$21,052
Average loans in repayment	$43,125	$20,387
Ending loans in repayment	$42,724	$20,257

	QUARTER ENDED
	June 30, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$282	$992	$1,274
Provision:
Reversal of allowance related to loan sales(4)	—	(5)	(5)
Remaining provision	—	4	4

Total provision	—	(1)	(1)
Charge-offs(1)	(5)	(35)	(40)
Decrease in expected future recoveries on charged-off loans(2)	—	20	20

Allowance at end of period	277	976	1,253
Plus: expected future recoveries on charged off loans(2)	—	434	434

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$277	$1,410	$1,687

Net charge-offs as a percentage of average loans in repayment (annualized)	.04%	.71%
Allowance coverage of charge-offs (annualized)(3)	15.5	10.0
Allowance as a percentage of the ending total loan balance(3)	.5%	6.8%
Allowance as a percentage of ending loans in repayment(3)	.6%	7.2%
Ending total loans	$55,827	$20,701
Average loans in repayment	$46,348	$19,667
Ending loans in repayment	$45,854	$19,692

	SIX MONTHS ENDED
	June 30, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$262	$1,009	$1,271
Total provision	—	34	34
Charge-offs(1)	(17)	(139)	(156)
Decrease in expected future recoveries on charged-off loans(2)	—	17	17

Allowance at end of period	245	921	1,166
Plus: expected future recoveries on charged off loans(2)	—	312	312

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$245	$1,233	$1,478

Net charge-offs as a percentage of average loans in repayment (annualized)	.08%	1.39%
Allowance coverage of charge-offs (annualized)(3)	7.3	4.4
Allowance as a percentage of the ending total loan balance(3)	.5%	6.0%
Allowance as a percentage of ending loans in repayment(3)	.6%	6.2%
Ending total loans	$49,459	$20,589
Average loans in repayment	$42,922	$20,274
Ending loans in repayment	$41,168	$19,938

	SIX MONTHS ENDED
	June 30, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$288	$1,089	$1,377
Provision:
Reversal of allowance related to loan sales(4)	—	(107)	(107)
Remaining provision	—	19	19

Total provision	—	(88)	(88)
Charge-offs(1)	(11)	(70)	(81)
Decrease in expected future recoveries on charged-off loans(2)	—	45	45

Allowance at end of period	277	976	1,253
Plus: expected future recoveries on charged off loans(2)	—	434	434

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$277	$1,410	$1,687

Net charge-offs as a percentage of average loans in repayment (annualized)	.05%	.70%
Allowance coverage of charge-offs (annualized)(3)	12.5	10.0
Allowance as a percentage of the ending total loan balance(3)	.5%	6.8%
Allowance as a percentage of ending loans in repayment(3)	.6%	7.2%
Ending total loans	$55,827	$20,701
Average loans in repayment	$46,694	$20,272
Ending loans in repayment	$45,854	$19,692

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, at the time of charge-off, the expected recovery amount is transferred from the education loan balance to the allowance for loan loss and is referred to as the “expected future recoveries on charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this as the expected future recoveries on charged-off loans. If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the expected future recoveries on charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on charged-off loans:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Beginning of period expected recoveries	$321	$329	$454	$329	$479
Expected future recoveries of current period defaults	12	12	5	25	10
Recoveries	(15)	(15)	(22)	(30)	(47)
Charge-offs	(6)	(5)	(3)	(12)	(8)

End of period expected recoveries	$312	$321	$434	$312	$434

Change in balance during period	$(9)	$(8)	$(20)	$(17)	$(45)

(3)	The allowance used for these metrics excludes the expected future recoveries on charged-off loans to better reflect the current expected credit losses remaining in the portfolio.

(4)	In connection with the sale of approximately $30 million and $1.6 billion of Private Education Loans in second-quarter 2021 and first-quarter 2021, respectively.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.0 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $6.0 billion of senior unsecured notes that mature in the long term (from 2023 to 2043 with 81% maturing by 2029), through a number of sources. These sources primarily are our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term ABS, enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which are done through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 6.9 million shares of common stock for $105 million in the second quarter of 2022 and have $780 million of unused share repurchase authority as of June 30, 2022.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021
Ending balances:
Total unrestricted cash and liquid investments	$976	$708	$1,453
Unencumbered FFELP Loans	89	222	309
Unencumbered Private Education Refinance Loans	42	232	574

Total	$1,107	$1,162	$2,336

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Average balances:
Total unrestricted cash and liquid investments	$875	$874	$1,254	$874	$1,226
Unencumbered FFELP Loans	215	177	320	196	298
Unencumbered Private Education Refinance Loans	135	343	688	238	720

Total	$1,225	$1,394	$2,262	$1,308	$2,244

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from October 2022 to April 2024.

(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021
Ending balances:
FFELP Loan ABCP facilities	$185	$352	$530
Private Education Loan ABCP facilities	2,184	2,137	2,405

Total	$2,369	$2,489	$2,935

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Average balances:
FFELP Loan ABCP facilities	$337	$382	$577	$360	$616
Private Education Loan ABCP facilities	2,018	2,239	2,423	2,128	2,422

Total	$2,355	$2,621	$3,000	$2,488	$3,038

At June 30, 2022, we had a total of $3.8 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.7 billion of our unencumbered tangible assets of which $1.6 billion and $89 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of June 30, 2022, we had $5.7 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Our secured financing facilities include Private Education Loan ABS Repurchase Facilities, which had $0.3 billion outstanding as of June 30, 2022. These repurchase facilities are collateralized by the net assets in previously issued Private Education Loan ABS trusts and have had a cost of funds lower than that of a new unsecured debt issuance.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	June 30, 2022	March 31, 2022	June 30, 2021
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.8	$3.8	$3.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	1.9	1.9	1.7
Tangible unencumbered assets(1)	3.8	4.0	5.6
Senior unsecured debt	(7.0)	(7.0)	(8.1)
Mark-to-market on unsecured hedged debt(2)	.1	(.1)	(.5)
Other liabilities, net	(.4)	(.5)	(.5)

Total Tangible Equity(1)	$2.2	$2.1	$2.0

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(2)

At June 30, 2022, March 31, 2022 and June 30, 2021, there were $(112) million, $35 million and $459 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings (as well as Adjusted Core Earnings), (2) Adjusted Tangible Equity Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED JUNE 30, 2022
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$409	$277	$—	$—	$686	$4	$(3)	$1	$687
Cash and investments	3	1	—	1	5	—	—	—	5

Total interest income	412	278	—	1	691	4	(3)	1	692
Total interest expense	266	136	—	18	420	4	(53)	(49)	371

Net interest income (loss)	146	142	—	(17)	271	—	50	50	321
Less: provisions for loan losses	—	18	—	—	18	—	—	—	18

Net interest income (loss) after provisions for loan losses	146	124	—	(17)	253	—	50	50	303
Other income (loss):
Servicing revenue	14	3	—	—	17	—	—	—	17
Asset recovery and business processing revenue	1	—	87	—	88	—	—	—	88
Other income (loss)	8	1	—	(2)	7	—	22	22	29

Total other income (loss)	23	4	87	(2)	112	—	22	22	134
Expenses:
Direct operating expenses	25	35	74	—	134	—	—	—	134
Unallocated shared services expenses	—	—	—	56	56	—	—	—	56

Operating expenses	25	35	74	56	190	—	—	—	190
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	3	3	3
Restructuring/other reorganization expenses	—	—	—	—	—	—	—	—	—

Total expenses	25	35	74	56	190	—	3	3	193

Income (loss) before income tax expense (benefit)	144	93	13	(75)	175	—	69	69	244
Income tax expense (benefit)(2)	34	22	3	(18)	41	—	23	23	64

Net income (loss)	$110	$71	$10	$(57)	$134	$—	$46	$46	$180

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$50	$—	$50
Total other income (loss)	22	—	22
Goodwill and acquired intangible asset impairment and amortization	—	3	3

Total Core Earnings adjustments to GAAP	$72	$(3)	69

Income tax expense (benefit)			23

Net income (loss)			$46

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED MARCH 31, 2022
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$334	$276	$—	$—	$610	$19	$(4)	$15	$625
Cash and investments	—	1	—	—	1	—	—	—	1

Total interest income	334	277	—	—	611	19	(4)	15	626
Total interest expense	195	125	—	15	335	—	(46)	(46)	289

Net interest income (loss)	139	152	—	(15)	276	19	42	61	337
Less: provisions for loan losses	—	16	—	—	16	—	—	—	16

Net interest income (loss) after provisions for loan losses	139	136	—	(15)	260	19	42	61	321
Other income (loss):
Servicing revenue	15	3	—	—	18	—	—	—	18
Asset recovery and business processing revenue	3	—	94	—	97	—	—	—	97
Other income (loss)	11	—	—	(1)	10	(19)	117	98	108

Total other income (loss)	29	3	94	(1)	125	(19)	117	98	223
Expenses:
Direct operating expenses	28	35	76	—	139	—	—	—	139
Unallocated shared services expenses	—	—	—	66	66	—	—	—	66

Operating expenses	28	35	76	66	205	—	—	—	205
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	4	4	4
Restructuring/other reorganization expenses	—	—	—	3	3	—	—	—	3

Total expenses	28	35	76	69	208	—	4	4	212

Income (loss) before income tax expense (benefit)	140	104	18	(85)	177	—	155	155	332
Income tax expense (benefit)(2)	33	25	4	(20)	42	—	35	35	77

Net income (loss)	$107	$79	$14	$(65)	$135	$—	$120	$120	$255

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$61	$—	$61
Total other income (loss)	98	—	98
Goodwill and acquired intangible asset impairment and amortization	—	4	4

Total Core Earnings adjustments to GAAP	$159	$(4)	155

Income tax expense (benefit)			35

Net income (loss)			$120

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$351	$295	$—	$—	$646	$24	$(10)	$14	$660
Cash and investments	—	—	—	1	1	—	—	—	1

Total interest income	351	295	—	1	647	24	(10)	14	661
Total interest expense	210	137	—	18	365	(2)	(24)	(26)	339

Net interest income (loss)	141	158	—	(17)	282	26	14	40	322
Less: provisions for loan losses	—	(1)	—	—	(1)	—	—	—	(1)

Net interest income (loss) after provisions for loan losses	141	159	—	(17)	283	26	14	40	323
Other income (loss):
Servicing revenue	47	3	—	—	50	—	—	—	50
Asset recovery and business processing revenue	12	—	130	—	142	—	—	—	142
Other income (loss)	2	—	—	2	4	(26)	16	(10)	(6)
Gains on sales of loans	—	2	—	—	2	—	—	—	2
Losses on debt repurchases	—	—	—	(12)	(12)	—	—	—	(12)

Total other income (loss)	61	5	130	(10)	186	(26)	16	(10)	176
Expenses:
Direct operating expenses	55	39	92	—	186	—	—	—	186
Unallocated shared services expenses	—	—	—	66	66	—	—	—	66

Operating expenses	55	39	92	66	252	—	—	—	252
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	2	2	—	—	—	2

Total expenses	55	39	92	68	254	—	5	5	259

Income (loss) before income tax expense (benefit)	147	125	38	(95)	215	—	25	25	240
Income tax expense (benefit)(2)	34	29	9	(22)	50	—	5	5	55

Net income (loss)	$113	$96	$29	$(73)	$165	$—	$20	$20	$185

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$40	$—	$40
Total other income (loss)	(10)	—	(10)
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$30	$(5)	25

Income tax expense (benefit)			5

Net income (loss)			$20

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2022
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$743	$553	$—	$—	$1,296	$23	$(7)	$16	$1,312
Cash and investments	3	2	—	1	6	—	—	—	6

Total interest income	746	555	—	1	1,302	23	(7)	16	1,318
Total interest expense	461	262	—	32	755	4	(99)	(95)	660

Net interest income (loss)	285	293	—	(31)	547	19	92	111	658
Less: provisions for loan losses	—	34	—	—	34	—	—	—	34

Net interest income (loss) after provisions for loan losses	285	259	—	(31)	513	19	92	111	624
Other income (loss):
Servicing revenue	30	6	—	—	36	—	—	—	36
Asset recovery and business processing revenue	4	—	181	—	185	—	—	—	185
Other income (loss)	18	1	—	(3)	16	(19)	139	120	136

Total other income (loss)	52	7	181	(3)	237	(19)	139	120	357
Expenses:
Direct operating expenses	54	69	150	—	273	—	—	—	273
Unallocated shared services expenses	—	—	—	122	122	—	—	—	122

Operating expenses	54	69	150	122	395	—	—	—	395
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	7	7	7
Restructuring/other reorganization expenses	—	—	—	3	3	—	—	—	3

Total expenses	54	69	150	125	398	—	7	7	405

Income (loss) before income tax expense (benefit)	283	197	31	(159)	352	—	224	224	576
Income tax expense (benefit)(2)	67	47	7	(38)	83	—	58	58	141

Net income (loss)	$216	$150	$24	$(121)	$269	$—	$166	$166	$435

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$111	$—	$111
Total other income (loss)	120	—	120
Goodwill and acquired intangible asset impairment and amortization	—	7	7

Total Core Earnings adjustments to GAAP	$231	$(7)	224

Income tax expense (benefit)			58

Net income (loss)			$166

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$709	$614	$—	$—	$1,323	$48	$(20)	$28	$1,351
Cash and investments	—	—	—	1	1	—	—	—	1

Total interest income	709	614	—	1	1,324	48	(20)	28	1,352
Total interest expense	424	287	—	36	747	(3)	(77)	(80)	667

Net interest income (loss)	285	327	—	(35)	577	51	57	108	685
Less: provisions for loan losses	—	(88)	—	—	(88)	—	—	—	(88)

Net interest income (loss) after provisions for loan losses	285	415	—	(35)	665	51	57	108	773
Other income (loss):
Servicing revenue	99	3	—	—	102	—	—	—	102
Asset recovery and business processing revenue	26	—	255	—	281	—	—	—	281
Other income (loss)	2	1	—	2	5	(38)	64	26	31
Gains on sales of loans	—	91	—	—	91	(13)	—	(13)	78
Losses on debt repurchases	—	—	—	(12)	(12)	—	—	—	(12)

Total other income (loss)	127	95	255	(10)	467	(51)	64	13	480
Expenses:
Direct operating expenses	117	79	183	—	379	—	—	—	379
Unallocated shared services expenses	—	—	—	131	131	—	—	—	131

Operating expenses	117	79	183	131	510	—	—	—	510
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	10	10	10
Restructuring/other reorganization expenses	—	—	—	8	8	—	—	—	8

Total expenses	117	79	183	139	518	—	10	10	528

Income (loss) before income tax expense (benefit)	295	431	72	(184)	614	—	111	111	725
Income tax expense (benefit)(2)	70	101	17	(43)	145	—	25	25	170

Net income (loss)	$225	$330	$55	$(141)	$469	$—	$86	$86	$555

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$108	$—	$108
Total other income (loss)	13	—	13
Goodwill and acquired intangible asset impairment and amortization	—	10	10

Total Core Earnings adjustments to GAAP	$121	$(10)	111

Income tax expense (benefit)			25

Net income (loss)			$86

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Core Earnings net income	$134	$135	$165	$269	$469
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	72	159	30	231	121
Net impact of goodwill and acquired intangible assets	(3)	(4)	(5)	(7)	(10)
Net tax effect	(23)	(35)	(5)	(58)	(25)

Total Core Earnings adjustments to GAAP	46	120	20	166	86

GAAP net income	$180	$255	$185	$435	$555

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we originally sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$22	$98	$(10)	$120	$26
Plus: Gains (losses) on fair value hedging activity included in interest expense	50	41	16	91	61

Total gains (losses)	72	139	6	211	87
Plus: Settlements on derivative and hedging activities, net(1)	—	19	26	19	38

Mark-to market gains (losses) on derivative and hedging activities, net(2)	72	158	32	230	125
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(3)	(4)	(10)	(7)	(20)
Other derivative accounting adjustments(3)	3	5	8	8	16

Total net impact of derivative accounting	$72	$159	$30	$231	$121

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(4)	$(19)	$(24)	$(23)	$(48)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	4	—	(2)	4	(3)
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	—	—	13

Total reclassifications of settlements on derivative and hedging activities	$—	$(19)	$(26)	$(19)	$(38)

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Floor Income Contracts	$9	$55	$21	$64	$58
Basis swaps	(4)	2	(1)	(3)	4
Foreign currency hedges	40	16	15	57	45
Other	27	85	(3)	112	18

Total mark-to-market gains (losses) on derivative and hedging activities, net	$72	$158	$32	$230	$125

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of June 30, 2022, derivative accounting has increased GAAP equity by approximately $39 million as a result of cumulative net mark-to-market gains (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains related to derivative accounting.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Beginning impact of derivative accounting on GAAP equity	$(63)	$(299)	$(499)	$(299)	$(616)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	102	236	40	338	157

Ending impact of derivative accounting on GAAP equity	$39	$(63)	$(459)	$39	$(459)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Total pre-tax net impact of derivative accounting recognized in net income(a)	$72	$159	$30	$231	$121
Tax impact of derivative accounting adjustment recognized in net income	(19)	(37)	(7)	(56)	(29)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	49	114	17	163	65

Net impact of net mark-to-market gains (losses) under derivative accounting	$102	$236	$40	$338	$157

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use Floor Income Contracts, pay-fixed swaps and fixed rate debt to economically hedge embedded floor income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the Floor Income Contracts do not qualify for hedge accounting and the pay-fixed swaps are accounted for as cashflow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021
Total hedged Floor Income, net of tax(1)(2)	$255	$289	$336

(1)  $334 million, $377 million and $439 million on a pre-tax basis as of June 30, 2022, March 31, 2022 and June 30, 2021, respectively.

(2)  Of the $255 million as of June 30, 2022, approximately $61 million, $98 million, $39 million and $21 million will be recognized as part of Core Earnings net income in 2022, 2023, 2024 and 2025, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Core Earnings goodwill and acquired intangible asset adjustments	$(3)	$(4)	$(5)	$(7)	$(10)

Adjusted Core Earnings

Adjusted Core Earnings net income and adjusted Core Earnings operating expenses exclude restructuring and regulatory-related expenses. Management excludes these expenses as Adjusted Core Earnings is one of the measures we review internally when making management decisions regarding our performance and how we allocate resources, as this presentation is a useful basis for management and investors to further analyze Core Earnings. We also refer to this information in our presentations with credit rating agencies, lenders and investors.

The following table summarizes these excluded expenses:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Restructuring/other reorganization expenses	$—	$3	$2	$3	$8
Regulatory-related expenses	2	1	8	3	16

Total	$2	$4	$10	$6	$24

2. Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021
Navient Corporation’s stockholders’ equity	$2,927	$2,824	$2,701
Less: Goodwill and acquired intangible assets	718	722	726

Tangible Equity	2,209	2,102	1,975
Less: Equity held for FFELP Loans	246	255	278

Adjusted Tangible Equity	$1,963	$1,847	$1,697

Divided by:
Total assets	$76,065	$78,158	$83,348
Less:
Goodwill and acquired intangible assets	718	722	726
FFELP Loans	49,214	51,013	55,550

Adjusted tangible assets	$26,133	$26,423	$27,072

Adjusted Tangible Equity Ratio(1)	7.5%	7.0%	6.3%

(1)

The following provides the Adjusted Tangible Equity Ratio on a pro forma basis assuming the cumulative net mark-to-market losses related to derivative accounting under GAAP were excluded. These cumulative losses reverse to $0 upon the maturity of the individual derivative instruments. As these losses are temporary, we believe this pro forma presentation is a useful basis for management and investors to further analyze the Adjusted Tangible Equity Ratio.

(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021
Adjusted Tangible Equity (from above table)	$1,963	$1,847	$1,697
Plus: Ending impact of derivative accounting on GAAP equity (see page 26)	(39)	63	459

Pro forma Adjusted Tangible Equity	$1,924	$1,910	$2,156

Divided by: Adjusted tangible assets (from above table)	$26,133	$26,423	$27,072

Pro forma Adjusted Tangible Equity Ratio	7.4%	7.2%	8.0%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Pre-tax income	$13	$18	$38	$31	$72
Plus:
Depreciation and amortization expense(1)	1	1	2	2	4

EBITDA	$14	$19	$40	$33	$76

Divided by:
Total revenue	$87	$94	$130	$181	$255

EBITDA margin	16%	20%	30%	18%	30%

(1)	There is no interest expense in this segment.